Exhibit 99.1
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[GRAPHIC OMITTED]
NEWS RELEASE

Completel Europe N.V.                        Investor Contact :
                                             Stefan Sater, Director Investor
                                               Relations
Kruisweg 609                                 Tel: +33 1 72 92 20 43
2132 NA Hoofddorp                            e-mail: s.sater@completel.fr
The Netherlands
+31 20 666 1701

(Euronext: CTL; NASDAQ: CLTL)


May 30, 2002

   COMPLETEL N.V. COMMENCES NETHERLANDS AKKOORD PROCEDURE WITH SUPPORT OF
                      OVER 82% OF SENIOR NOTE HOLDERS

 COMPLETEL SAS NOT IMPACTED BY RESTRUCTURING PROCESS AT HOLDING COMPANY LEVEL

PARIS, May 30, 2002 - Completel announced today that as a follow on step to the recapitalization plan announced on May 15, 2002, it has commenced Akkoord composition plan proceedings in the Netherlands in respect of Completel Europe N.V., its holding company. The recapitalization plan for the Company is supported by an ad hoc committee of holders of Completel Europe NV senior notes (the "Committee"). The Committee and Note holders that have subsequently adhered to the Restructuring Agreement collectively own over 82 percent of the Company's combined outstanding Senior Notes and Senior Discount Notes.

The Recapitalization will involve a debt for equity swap in respect of the Notes and the return to the holders of the Senior Notes of the escrow funds established at the time of the Senior Notes issuance. Two of the Company's major shareholders (Meritage Private Equity Funds and DeGeorge Telecom Holdings) have agreed to provide (euro)30 million in new capital upon the successful closing of the Recapitalization, and certain of the existing bondholders on the Committee have agreed to re-invest in the Company
(euro)9.9 million of cash, reflecting a portion of the escrow funds.

Completel is effecting the Recapitalization by means of a voluntary pre-arranged Netherlands composition proceeding known as an Akkoord. To avail itself of this proceeding, on May 29, 2002 our holding company, CompleTel Europe N.V., filed with the Dutch courts for protection from its creditors, which consist almost entirely of holders of our Notes. The Dutch Courts will appoint an administrator whose consent will be required for certain actions of the Company.

At the same time that Completel Europe NV filed for protection from its creditors, it submitted to the Dutch courts a composition plan whereby the holders of the Notes would receive convertible preferred B shares and ordinary shares as described in the recapitalisation plan announced on May 15, 2002. The composition plan provides for other unsecured and non-preferred creditors getting the same consideration as the holders of the Senior Discount Notes. This composition plan, once approved by a creditors meeting including the Noteholders with the majorities required under Dutch law and the Dutch courts, would be binding on all the Noteholders and other creditors affected by the plan of composition, and would effectively eliminate all of Completel Europe N.V.s outstanding indebtedness.

These measures affect only Completel Europe NV, the group's holding company, and will permit Completel SAS and Estel, the group's operating subsidiaries, to continue operations without disruption and with no impact to any service or obligation to customers, suppliers or other existing creditors of those operating subsidiaries.

The Company anticipates that the Akkoord plan review by the Netherlands courts may be completed early in the third quarter of 2002, and that the recapitalisation plan would be effected shortly thereafter.

Completel Europe NV (ParisBourse: CTL; NASDAQ:CLTL).
Completel is a facilities-based provider of fiber optic local access telecommunications and Internet services to business end-users, carriers and ISPs in France.

NOTE:
The information in this press release may include information that constitutes "forward-looking statements" within the meaning of Section 21E of the U.S. Securities Exchange Act. These forward-looking statements are identified by their use of such words as "believes," "anticipates," "should," "expects," "forecast," "projects," and similar expressions. Such statements are based on the current expectations and assumptions of the management of Completel only, and Completel does not undertake to publicly update or revise these statements, whether as a result of new information, future events or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Completel's actual future results, performance and achievements to differ materially from those forecasted or suggested in this press release. The most important of such factors is Completel's potential inability to effect its recepitalization on the terms described in this release. Furthermore, with respect to revenue forecasts, such factors include, but are not limited to: (a) decline in demand for Completel's telecommunications services; (b) pricing pressures from Completel's direct competitors as well as from providers of alternative services; (c) failures, shutdowns or service disturbances with respect to Completel's networks; and (d) worsening carrier and Internet data market weakness. In addition to these risks, EBITDA forecasts and other forward-looking information in this press release are subject to such risks as: (a) unforeseen delays or increased expenditures incurred in the construction of Completel's networks and IDCs;
(b) Completel's inability to develop and maintain efficient operations support; and (c) regulatory developments in Europe adverse to Completel or difficulties of Completel in maintaining necessary telecommunications licenses or other governmental approvals. For a more detailed discussion of such risks affecting the Company, please refer to Completel's prospectuses and 10-K,10-Q and 8-K reports filed with the U.S. Securities and Exchange Commission.


      Tour Egee, 9-11 allee de l'Arche, 92671 Courbevoie Cedex, FRANCE
                          Tel : +33 1 72 92 20 00
                             www.completel.com